Exhibit 99.1

Syntel Adds New Member to Board of Directors

TROY, Mich. – October 11, 2016 – Syntel, Inc., a global leader in digital modernization, information technology and knowledge process services for Global 2000 companies, today announced the appointment of Mr. Rex E. Schlaybaugh, Jr. to its Board of Directors. Mr. Schlaybaugh will serve as a member of the Board of Directors’ Nominating and Corporate Governance Committee.

Previously, Mr. Schlaybaugh was affiliated with Dykema Gossett PLLC for 37 years and served as Dykema’s Chairman and Chief Executive Officer from 2002 through 2011. Mr. Schlaybaugh is also a member of the Board of Directors and Chairman of the Audit Committee of John Hancock Life Insurance Company and a commissioner on the Michigan Natural Resources Commission.

“I am delighted to welcome Rex Schlaybaugh to the Syntel Board,” said Bharat Desai, Chairman of Syntel’s Board of Directors. “Rex is a respected business and community leader with considerable experience. We look forward to his contributions in helping Syntel leverage its investments and capabilities to become a strong digital modernization partner to global enterprises.”

His appointment will continue until the Syntel 2017 Annual Shareholders meeting. All members of the Syntel Board of Directors are subject to re-election by shareholders each year.

About Syntel

Syntel (Nasdaq:SYNT) is the global leader in digital modernization services, with a core suite of automation-driven IT and knowledge process services. Syntel helps global enterprises thrive in the Two-Speed World™ by building agile, efficient technology infrastructures that blend legacy business models with disruptive digital innovations. Syntel’s recursive automation platform, SyntBots®, enables clients to manage, migrate, and modernize their business and technology ecosystems. Syntel believes in a “Customer for Life” philosophy to build collaborative partnerships and creates long-term business value for its clients by investing in IP, solutions and industry-focused delivery teams with deep domain knowledge.

To learn more, visit us at: www.syntelinc.com

Safe Harbor Provision

This news release may include forward-looking statements, including those with respect to the future level of business for Syntel, Inc. These statements are necessarily subject to risk and uncertainty. Actual results could differ materially from those projected in these forward-looking statements as a result of certain risk factors set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2016 or from other factors not currently anticipated.

Contacts:

North America/Europe: Jon Luebke, Syntel, 248/619-3503, jon_luebke@syntelinc.com

Europe and International: Rani Gill, Flame PR, +44 0203 357 9746, Syntel@flamepr.com

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